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                                                                    EXHIBIT 23.5

                 [LEE KEELING AND ASSOCIATES, INC. LETTERHEAD]





                  CONSENT OF LEE KEELING AND ASSOCIATES, INC.


As independent oil and gas consultants, Lee Keeling and Associates, Inc. hereby consents to the incorporation by reference in the Chesapeake Energy Corporation Registration Statement to be filed on or about December 4, 2001, of information from our reserve report with respect to the oil and gas reserves of Chesapeake Energy Corporation and Gothic Energy Corporation dated as of December 31, 2000.




                                       LEE KEELING AND ASSOCIATES, INC.


                                       By:  /s/ KENNETH RENBERG
                                          -------------------------------
                                          Kenneth Renberg, Vice President



Tulsa, Oklahoma
December 3, 2001